FOR IMMEDIATE RELEASE
Contact:
Amy Conti
Vice President, Investor Relations
(973) 461-5914
The BISYS Group, Inc.
(NYSE: BSG)
www.bisys.com
BISYS® EXTENDS CLOSING DATE FOR SALE OF INFORMATION SERVICES
Roseland, N.J. (February 27, 2006) — The BISYS Group, Inc. (“BISYS” or the “Company”), a leading provider of outsourcing solutions for the financial services sector, today reported that it has reached an agreement with Open Solutions Inc. (NASDAQ: OPEN) to amend the Stock Purchase Agreement, dated as of September 15, 2005 (as previously amended on December 15, 2005), providing for the sale of BISYS’ Information Services group. The amendment further extends the date for completing the sale from February 28, 2006 to on or before March 8, 2006. BISYS has recently completed its audit of the Information Services group, which was a prerequisite for Open Solutions’ completion of the financing.
About BISYS
The BISYS Group, Inc. (NYSE: BSG) provides outsourcing solutions that enable investment firms, insurance companies, and banks to more efficiently serve their customers, grow their businesses, and respond to evolving regulatory requirements. Its Investment Services group provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans and other investment products. Through its Insurance Services group, BISYS is the nation’s largest independent wholesale distributor of life insurance and a leading independent wholesale distributor of commercial property/casualty insurance, long-term care, disability, and annuity products. BISYS’ Information Services group provides industry-leading information processing, imaging, and back-office services to banks, insurance companies and corporate clients. Headquartered in New Jersey, BISYS generates more than $1 billion in annual revenues worldwide. Additional information is available at www.bisys.com.
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105 Eisenhower Parkway, Roseland, NJ 07068 • (973)461-2500 • Fax: (973)461-5916

Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting BISYS’ business. More detailed information about known and unknown risk factors that could cause actual results to differ materially from those expressed or implied by such statements are discussed in BISYS’ periodic filings with the Securities and Exchange Commission. Such risks also include the risk that the closing of the pending sale of Information Services group of BISYS is delayed past March 8, 2006 or that the transaction will not be completed or will be completed on different terms. As a reminder, the financial statements contained in BISYS’ prior SEC filings are being restated and should not be relied upon. BISYS is not obligated to (and expressly disclaims any obligation to) revise or update any forward-looking statements in order to reflect events or circumstances, whether they arise as a result of new information, future events, or otherwise.
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